Exhibit 17.4

Brian L. Stafford

June 18, 2008

-----Original Message-----
From: "Stafford, Brian (LNSSI-DC)" <brian.stafford@Lnssi.com>
To: "Ralph Sheridan" <rsheridan@mindspring.com>
Sent: 6/18/08 6:35 AM

This email signifies my resignation as a director of Good Harbor Partners Acquisition Corporation effective immediately.

Brian L. Stafford

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